Exhibit 99.1

Contact:
Rob Mills
Chief Financial Officer
Knology, Inc.

706-645-8970
rob.mills@knology.com

KNOLOGY STRENGTHENS FINANCIAL POSITION WITH AMENDMENTS
TO CREDIT FACILITIES

WEST POINT, Ga. — (September 15, 2004) — Knology, Inc. (Nasdaq: KNOL) today announced that it has entered into significant modifications to its credit facilities with Wachovia Bank, National Association and CoBank, ACB. The amended credit facilities, among other things, significantly defer future debt service requirements and generally provide more relaxed financial covenants.

The borrowers under the Wachovia facility continue to be the wholly owned subsidiaries of Knology Broadband, Inc. (“Broadband”), a wholly owned subsidiary of Knology, and the borrowers under the CoBank facility continue to be Knology’s three direct wholly owned telephone company subsidiaries referred to as the Telephone Operations Group (Interstate Telephone Company, Valley Telephone Co., LLC and Globe Telecommunications, Inc.).

Robert K. Mills, Vice President and Chief Financial Officer of Knology, Inc. commented, “We are pleased to have successfully completed the amendments to our two credit facilities. The modifications to the terms of these agreements, including the significant deferral of principal payments and the ability to dividend operating cash flow from the Telephone Operations Group to Knology, strengthen our financial and liquidity position and allow us to remain focused on operating our business for continued growth and success.”

The highlights of each amendment are as follows:

Wachovia

•	Extends the maturity from November 6, 2006 to September 10, 2007 and eliminates all principal payments scheduled to be made prior to maturity. The Wachovia facility is now scheduled to be repaid in a single installment on the maturity date, effectively deferring $15.5 million in principal payments previously scheduled to be repaid in 2004, 2005, and 2006.

•	Eliminates certain financial covenants and modifies other financial covenants. The minimum EBITDA and debt service coverage ratio measurements have been eliminated. Broadband and its subsidiaries are required to maintain an unrestricted cash balance of $2.0 million, and maintain a leverage ratio of not more than 1.0 times (debt to EBITDA).

•	Sets the interest rate at LIBOR plus 3.75%.

CoBank

•	Defers previously scheduled amortization payments. The initial quarterly principal installment under the amended facility is due March 31, 2007 in the amount of $250,000. Beginning March 31, 2008, the quarterly installment due increases to $1,875,000, with the remaining outstanding principal balance now due June 30, 2009. The amended amortization schedule defers approximately $9.0 million of principal payments previously scheduled to be repaid in 2004, 2005 and 2006.

•	Permits the Telephone Operations Group to make a one-time cash dividend of $7.7 million to Knology and future dividends equal to the net income of the Telephone Operations Group, provided that a minimum cash balance of $2.0 million is maintained at the Telephone Operations Group. Knology may use the cash dividends for general corporate purposes, debt service and for other purposes.

•	Modifies the financial covenants in part by eliminating the debt service coverage ratio and adding a minimum annual EBITDA measurement. The leverage ratio remains constant at 3.5 times (total debt to operating cash flow).

•	Requires Broadband to guarantee the CoBank facility on a subordinated basis to the Wachovia facility.

•	Sets the interest rate at LIBOR plus 3.50%.

About Knology
Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.

Knology’s fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements
This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers may refuse to continue doing business with us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, (8) that we may not complete the sale of the Cerritos, California cable system or we may not complete the sale in a timely manner, and (9) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2003, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

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